Exhibit 99.1

TG Therapeutics, Inc. Announces First Quarter 2015 Financial Results and Business Update

Investor Conference Call to be Held Tomorrow, Tuesday, May 5, 2015 at 8:00am EDT

New York, NY, (May 4, 2015) – TG Therapeutics, Inc. (NASDAQ:TGTX) today announced its financial results for the first quarter ended March 31, 2015 and recent company developments.

Michael S. Weiss, the Company's Executive Chairman and Interim Chief Executive Officer, stated, "During the first quarter, we focused on site initiation and enrollment into our GENUINE Phase 3 clinical trial, as well as the continued enrollment into our Phase 1/2 trial of our proprietary combination of TG-1101 and TGR-1202, also referred to as 1303, and we look forward to presenting updated data from these studies next month. During the quarter we were also excited to continue to add to our pipeline with the in-licensing of our anti-PD-L1 and anti-GITR antibody research programs.” Mr. Weiss continued, “Finally, we took advantage of continued favorable market conditions to bolster our balance sheet, ending the quarter with over $110 million in cash on a pro forma basis, positioning us well to execute on our aggressive business plan.”

Recent Developments and Upcoming Events

•	Entered into a global collaboration to develop and commercialize anti-PD-L1 and anti-GITR antibody research programs in the field of hematologic malignancies

•	Presented pre-clinical data on the Company’s IRAK4 compounds at the 2015 American Association for Cancer Research (AACR) Annual Meeting

•	Multiple abstracts were accepted for presentation at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting being held in Chicago, Illinois (May 29 - June 2, 2015), including:

o	Oral Presentation: The chemotherapy-free triplet of ublituximab, TGR-1202, and ibrutinib is safe and highly active in relapsed B-cell malignancies. (Abstract #8501)

o	Poster Presentation: Ublituximab + TGR-1202 demonstrates activity and a favorable safety profile in relapsed/refractory B-cell NHL and high-risk CLL. (Abstract #8548)

o	Poster Presentation: TGR-1202, a novel once daily PI3Kδ inhibitor, demonstrates clinical activity with a favorable safety profile, lacking hepatotoxicity, in patients with CLL and B-cell lymphoma. (Abstract #7069)

Reaffirming 2015 Milestones

•	Aggressively recruit into the GENUINE Phase 3 Clinical Trial of TG-1101 in combination with ibrutinib
•	Commence additional combination Phase 3 clinical trials, particularly for the Company's proprietary “1303” combination of TG-1101 plus TGR-1202 in patients with Chronic Lymphocytic Leukemia (CLL) and non-Hodgkin's Lymphoma (NHL)
•	Launch new triple therapy combination trials in addition to the currently enrolling Phase 1/2 trial of TG-1101 plus TGR-1202 plus ibrutinib
•	Commence clinical development for the Company's IRAK4 inhibitor program, expected later in the second half of 2015
•	Commence clinical development program for the treatment of autoimmune diseases
•	Present updated data on Phase 1 and 2 clinical trials at major hematology/oncology conferences during 2015

Financial Results for the First Quarter 2015

At March 31, 2015 the Company had cash, cash equivalents, investment securities, and interest receivable of $105.2 million, which includes approximately $34.2 million of net proceeds from the utilization of the Company's at-the-market ("ATM") sales facility during the first quarter, as compared to $78.9 million at December 31, 2014.

Pro-forma cash, cash equivalents, investment securities, and interest receivable as of March 31, 2015 are approximately $113.2 million, including $8.0 million of net proceeds from the utilization of the ATM sales facility during the second quarter of 2015.

Our consolidated net loss for the first quarter ended March 31, 2015, excluding non-cash items, was approximately $9.2 million, which included approximately $4.3 million of manufacturing and CMC expenses in preparation for Phase 3 clinical trials and commercialization. The consolidated net loss for the first quarter ended March 31, 2015, inclusive of non-cash items, was $14.6 million, or $0.39 per diluted share, compared to a consolidated net loss of $7.5 million during the comparable quarter in 2014, representing an increase in consolidated net loss of $7.1 million. The increase in consolidated net loss during the first quarter ended March 31, 2015 was primarily the result of other research and development expenses for TG-1101 and TGR-1202 increasing approximately $4.1 million and $1.1 million, respectively, over the comparable period in 2014. The increase in other research and development expenses related to TG-1101 was primarily the result of increased manufacturing and clinical trial expenses in preparation for the launch of Phase 3 registration programs. Also contributing to the increase in consolidated net loss during the quarter ended March 31, 2015 was a $1.1 million increase in non-cash compensation expense related to equity incentive grants.

Conference Call Information

The Company will host an investor conference call tomorrow, Tuesday, May 5, 2015, at 8:00am EDT, to discuss the Company’s first quarter 2015 financial results and provide a business outlook for the remainder of 2015.

In order to participate in the conference call, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), Conference Title: TG Therapeutics First Quarter 2015 Earnings Call. A live webcast of this presentation will be available on the Events page, located within the Investors & Media section, of the Company's website at www.tgtherapeutics.com. An audio recording of the conference call will also be available for replay at www.tgtherapeutics.com, for a period of 30 days after the call.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202, an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies. The Company also has a pre-clinical program to develop IRAK4 inhibitors, as well as an antibody research program to develop anti-PD-L1 and anti-GITR antibodies. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those with respect to anticipating future clinical trials, the timing of commencing or completing such trials and business prospects for TG-1101, TGR-1202, the IRAK4 inhibitor program, and the anti-PD-L1 and anti-GITR antibodies may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101, TGR-1202, the IRAK4 inhibitor program and the anti-PD-L1 and anti-GITR antibodies; the risk that early pre-clinical and clinical results that supported our decision to move forward with TG-1101, TGR-1202, the IRAK4 inhibitor program and the anti-PD-L1 and anti-GITR antibodies will not be reproduced in additional patients or in future studies; the risk that trends observed which underlie certain assumptions of future performance of TGR-1202 will not continue, the risk that TGR-1202 will not produce satisfactory safety and efficacy results to warrant further development following the completion of the current Phase 1 study; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data produced from prior pre-clinical and clinical trials; the risk that trials will take longer to enroll than expected; our ability to achieve the milestones we project over the next year; our ability to manage our cash in line with our projections, and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

TGTX - G

CONTACT:

Jenna Bosco

Director- Investor Relations

TG Therapeutics, Inc.

Telephone: 212.554.4351

Email: ir@tgtxinc.com

TG Therapeutics, Inc.

Selected Consolidated Financial Data

Statements of Operations Information (Unaudited):

	Three Months Ended March 31,
	2015	2014
License revenue	$38,095	$38,095

Costs and expenses:
Research and development:
Noncash compensation	1,337,908	1,901,610
Other research and development	8,279,431	2,508,258
Total research and development	9,617,339	4,409,868

General and administrative:
Noncash compensation	4,019,120	2,329,828
Other general and administrative	1,004,487	903,524
Total general and administrative	5,023,607	3,233,352

Total costs and expenses	14,640,946	7,643,220

Operating loss	(14,602,851)	(7,605,125)

Other (income) expense:
Interest income	(22,132)	(13,474)
Other income	--	(95,427)
Interest expense	237,657	226,340
Change in fair value of notes payable	(240,641)	(175,315)
Total other income	(25,116)	(57,876)

Net loss	(14,577,735)	(7,547,249)

Basic and diluted net loss per common share	$(0.39)	$(0.25)

Weighted average shares used in computing basic and diluted net loss per common share	37,850,459	30,091,000

Balance Sheet Information:

	March 31, 2015 (unaudited)	December 31, 2014*
Cash, cash equivalents, investment securities and interest receivable	$105,225,592	$78,861,334
Total assets	117,269,251	86,746,890
Accumulated deficit	(109,763,015)	(95,185,280)
Total equity	106,230,512	80,101,884

*	Condensed from audited financial statements.